Exhibit 99.1

McClatchy VP Christian Hendricks, 54, to retire

SACRAMENTO, Calif., March 27, 2017 /PRNewswire/ -- McClatchy (NYSE: MNI) announced today Christian A. Hendricks, vice president for strategic initiatives, plans to retire from the company on November 30, 2017 after 25 years of service.

"Chris is a valued and respected leader at McClatchy and in the digital media industry," said Craig Forman, McClatchy president and CEO. "Chris has played an integral role in helping McClatchy transform into the digital media company it is today.  We wish him and his family well as he embarks on a new life adventure."

Hendricks has contributed to the broader media industry through years of service on numerous industry-related boards.  He currently serves as chairman of the Local Media Consortium and represents McClatchy investments in CareerBuilder, Moonlighting, Aggrego and Engage3.

"As I transition from the company, I want to thank McClatchy for the many opportunities it provided me through the years. It has been an honor and privilege to contribute to McClatchy’s success.  I am also grateful for having had the opportunity to work with so many talented McClatchy employees and industry colleagues during the past 25 years," said Hendricks.

Hendricks served as McClatchy's vice president of products, marketing and innovation from June 2015 through February of this year. He was the company’s vice president for interactive media from June 1999 through June 2015. Prior to then, he served in operational management roles primarily focused on digital media.

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About McClatchy:
McClatchy is a publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates 30 media companies in 29 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.